EXHIBIT 32.1

Statement of Chief Executive Officer under 18 U.S.C. § 1350

I, Mark E. Palomba, the chief executive officer of Critical Path, Inc. (the “Company”), certify for the purposes of section 1350 of chapter 63 of title 18 of the United States Code that, to the best of my knowledge,

(i)	the Quarterly Report of the Company on Form 10-Q for the period ending June 30, 2007 (the “Report”), fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Mark E. Palomba
Mark E. Palomba

August 14, 2007

A signed original of this written statement required by 18 U.S.C. § 1350 has been provided to Critical Path, Inc. and will be retained by Critical Path, Inc. and furnished to the United States Securities Exchange Commission or its staff upon request.